Exhibit 99.1

NEWS RELEASE

GP STRATEGIES REPORTS STRONG SECOND QUARTER 2010 EARNINGS OF $0.17 PER SHARE

Elkridge, MD. August 5, 2010. GP Strategies Corporation (NYSE: GPX), a global performance improvement solutions provider of sales and technical training, e-Learning solutions, management consulting and engineering services through its principal operating subsidiary General Physics Corporation, today reported financial results for the quarter ended June 30, 2010.

Overview of Second Quarter 2010 Results:

•                  Revenue of $66.1 million for second quarter of 2010 compared to $53.8 million for second quarter of 2009 or an increase of 23%

•                  EBITDA of $6.6 million for second quarter of 2010, up $2.1 million or 46% compared to Adjusted EBITDA of $4.5 million for second quarter of 2009

•                  Earnings of $0.17 per diluted share for second quarter of 2010 compared to adjusted earnings of $0.13 per diluted share for second quarter of 2009 excluding a non-cash impairment loss, or an increase of 31%

The Company earned $0.17 per share for the quarter ended June 30, 2010. Organic revenue growth was 7% for the Company as a whole and 24% for its Manufacturing & BPO segment during the second quarter of 2010 compared to the second quarter of 2009. The second quarter results include a $0.6 million gain on the change in fair value of contingent consideration for past acquisitions due to new accounting treatment that took effect for acquisitions completed in 2009 and thereafter. The quarter’s results also include a $0.4 million restructuring charge for facility leases in the United Kingdom related to operations which were discontinued several years ago.

“I am pleased to report that we achieved extremely strong financial results in the second quarter of 2010,” said Scott N. Greenberg, Chief Executive Officer. “We believe our strategic initiatives and improving fundamentals of the business contributed to strong organic growth and achieving EBITDA margin of approximately 10% of revenue for the second quarter.  Our continued focus on product sales training, e-Learning, and expansion of services within the pharmaceutical industry, supplemented by strategic acquisitions, has contributed to both our revenue and profit growth for the quarter. We believe that the platform that we have developed is unique in the custom training industry and we are well positioned to take advantage of the diverse global opportunities in this highly fragmented marketplace.”

Balance Sheet and Cash Flow Highlights

As of June 30, 2010, the Company had cash and cash equivalents of $16.7 million compared to $10.8 million as of December 31, 2009. The Company had no short-term borrowings or long-term debt outstanding and $29.6 million of available borrowings under its revolving credit facility as of June 30, 2010. Cash provided by operating activities was $6.5 million for the quarter ended June 30, 2010 and $10.3 million for the six months ended June 30, 2010.

Investor Call

The Company has scheduled an investor conference call for 10:00 a.m. ET on Thursday, August 5, 2010. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in numbers for the live conference call are 888-633-3324 or 973-935-8549, using conference ID number 91551052. A telephone replay of the call will also be available beginning at 11:00 a.m. on August 5th, until 11:59 p.m. on August 19th. To listen to the replay, dial 800-642-1687 or 706-645-9291, using conference ID number 91551052.

Presentation of Non-GAAP Information

This press release contains non-GAAP financial measures, including EBITDA (earnings before interest, income taxes, depreciation and amortization). The Company believes this non-GAAP financial measure is useful to investors in evaluating the Company’s results. This measure should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation — EBITDA, along with related footnotes, below.

About GP Strategies Corporation

GP Strategies, whose principal operating subsidiary is General Physics Corporation (GP), is a NYSE-listed company (GPX). GP is a global performance improvement solutions provider of sales and technical training, e-Learning solutions, management consulting and engineering services. GP’s solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpworldwide.com.

Forward-Looking Statements

We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Quarters ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenue	$66,139	$53,757	$123,029	$107,348
Cost of revenue	55,429	45,022	104,135	91,124
Gross profit	10,710	8,735	18,894	16,224
Selling, general and administrative expenses	5,996	5,012	11,439	10,043
Gain on change in fair value of contingent consideration	628	—	1,533	—
Goodwill and intangible asset impairment loss	—	10,163	—	10,163
Operating income (loss)	5,342	(6,440)	8,988	(3,982)
Interest expense	50	50	100	105
Other income	152	61	294	212
Income (loss) before income tax expense	5,444	(6,429)	9,182	(3,875)
Income tax expense	2,301	190	3,868	1,285
Net income (loss)	$3,143	$(6,619)	$5,314	$(5,160)

Basic weighted average shares outstanding	18,614	15,781	18,606	15,918
Diluted weighted average shares outstanding	18,702	15,816	18,708	15,944

Per common share data:
Basic earnings (loss) per share	$0.17	$(0.42)	$0.29	$(0.32)
Diluted earnings (loss) per share	$0.17	$(0.42)	$0.28	$(0.32)

Other data:
Adjusted EBITDA (1)	$6,606	$4,539	$11,511	$7,955

(1)          The term Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation — Adjusted EBITDA, along with related footnotes, below.

GP STRATEGIES CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(In thousands)

(Unaudited)

	Quarters ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenue by segment:
Manufacturing & BPO	$36,491	$22,375	$67,384	$44,706
Process & Government	10,745	14,464	21,339	27,137
Energy	5,645	5,800	11,077	11,549
Sandy Training & Marketing	13,258	11,118	23,229	23,956
Total revenue	$66,139	$53,757	$123,029	$107,348

Gross profit by segment:
Manufacturing & BPO	$5,666	$3,316	$10,021	$5,791
Process & Government	1,899	2,348	3,486	4,280
Energy	1,751	1,650	2,950	2,959
Sandy Training & Marketing	1,394	1,421	2,437	3,194
Total gross profit	$10,710	$8,735	$18,894	$16,224

Operating income by segment:
Manufacturing & BPO (2)	$2,420	$(8,739)	$3,999	$(8,148)
Process & Government	1,115	1,157	1,828	2,052
Energy	1,315	1,178	2,045	1,993
Sandy Training & Marketing	224	372	302	986
Corporate and other costs	(360)	(408)	(719)	(865)
Gain on change in fair value of contingent consideration	628	—	1,533	—
Total operating income (loss)	$5,342	$(6,440)	$8,988	$(3,982)

Supplemental Cash Flow Information:
Net cash provided by (used in) operating activities	$6,515	$(1,814)	$10,262	$4,841
Capital expenditures	(232)	(125)	(441)	(356)
Free cash flow	$6,283	$(1,939)	$9,821	$4,485

(2)          The operating loss for the Manufacturing & BPO segment for the three and six months ended June 30, 2009 includes a $10,163,000 goodwill and intangible asset impairment loss recognized during the second quarter of 2009.

Non-GAAP Reconciliation — Adjusted EBITDA

(In thousands)

(Unaudited)

	Quarters ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Net income (loss)	$3,143	$(6,619)	$5,314	$(5,160)
Interest expense	50	50	100	105
Income tax expense	2,301	190	3,868	1,285
Depreciation and amortization	1,112	755	2,229	1,562
Goodwill and intangible asset impairment loss	—	10,163	—	10,163
Adjusted EBITDA (3)	$6,606	$4,539	$11,511	$7,955

(3)          Adjusted earnings before interest, income taxes, depreciation and amortization (Adjusted EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. Adjusted EBITDA is calculated by adding back net interest expense, income tax expense, depreciation and amortization, and goodwill and intangible asset impairment loss to net income. Adjusted EBITDA should not be considered as substitutes either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	June 30,	December 31,
	2010	2009
	(Unaudited)
Current assets:
Cash and cash equivalents	$16,650	$10,803
Accounts and other receivables	46,048	45,471
Inventories, net	320	557
Costs and estimated earnings in excess of billings on uncompleted contracts	12,215	10,590
Prepaid expenses and other current assets	6,321	6,692
Total current assets	81,554	74,113
Property, plant and equipment, net	2,560	3,121
Goodwill and other intangibles, net	80,168	77,531
Other assets	1,646	1,936
Total assets	$165,928	$156,701

Current liabilities:
Accounts payable and accrued expenses	$26,362	$23,464
Billings in excess of costs and estimated earnings on uncompleted contracts	14,000	13,272
Total current liabilities	40,362	36,736
Other noncurrent liabilities	9,458	9,075
Total liabilities	49,820	45,811
Total stockholders’ equity	116,108	110,890
Total liabilities and stockholders’ equity	$165,928	$156,701

# # # #

C O N T A C T S:

Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
410-379-3640	410-379-3636	(410) 379-3725